CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
HUMATECH, INC.

(Pursuant to BCA 10.30)

The undersigned being the President and Secretary of Humatech, Inc., an Illinois corporation, hereby certifies that pursuant to Unanimous Written Consent of the Board of Directors of said Corporation on March 26, 2003 and approved by the shareholders at the annual meeting held on May 2, 2003, it was voted that this Certificate of Amendment of Articles of Incorporation be filed.

1.  The name of the corporation is Humatech, Inc.

2.  The text of each amendment adopted:

Article Four is hereby amended to read as follows:

"This Corporation is authorized to issue one class of shares of stock to be designated as "Common Stock." The total number of shares of Common Stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares, no par value.

3.  This amendment was adopted at a meeting of shareholders by the affirmative vote of the holders of outstanding shares having not less than the minimum number of votes necessary to adopt the amendment, as provided by the articles of incorporation.

The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Dated:  August 5, 2003                                                                                    Humatech, Inc.

/s/ David G. Williams

By:	David G. Williams
Its:	President

Attested by:

/s/ John D. Rottweiler

By:	John D. Rottweiler
Its:	Secretary